SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                -----------------

Date of Report:  April 21, 2000

                      AMERICAN SAFETY INSURANCE GROUP, LTD.
             (Exact name of Registrant as specified in its charter)

        Bermuda                  1-14795                Not applicable
(State of incorporation      (Commission File          (I.R.S. Employer
    or organization)             Number)              Identification No.)

    44 Church Street                                    (441) 296-8560
    P.O. Box HM 2064                                (Registrant's telephone
Hamilton, HM HX Bermuda                                     number)
(Address of principal
  executive offices)

Item 5.  Other Events.

     On January 6, 2000, American Safety Holdings Corp. acquired (i) the stock of L&W Holdings, Inc. and its wholly-owned subsidiary, RCA Syndicate #1, Ltd., an Illinois licensed insurance company operating on the INEX (formerly the Illinois Insurance Exchange), and (ii) the stock of Principal Management, Inc., an insurance program development and management group headquartered in Okemos, Michigan; and in a related transaction, American Safety Insurance Group, Ltd. acquired the stock of Pegasus Insurance, a Cayman Islands licensed insurance company. The transactions were structured as stock acquisitions with the purchase price payable to the selling shareholders by American Safety consisting of cash plus American Safety common shares and earnout provisions for the future issuance of additional common shares.

     When RCA Syndicate #1, Ltd. filed its 1999 Annual Statement with the Illinois Department of Insurance in March 2000, American Safety first became aware that there had been a material adverse change in the business affairs and financial condition of the acquired companies from that represented by the sellers. American Safety launched an investigation which disclosed that the insurance claims experience of the acquired companies had been misrepresented and that incurred losses from insurance claims were significantly in excess of the amounts reported in their claims records and their financial statements. As a result, American Safety then made written demand upon the selling shareholders of the acquired companies for rescission of the acquisitions, including a return of the purchase price paid for the companies. American Safety filed a lawsuit on April 21, 2000 in the United States District Court for the Northern District of Georgia to rescind the acquisitions based upon the sellers' breach of the representations and warranties made concerning the business affairs and financial condition of the acquired companies.

     Based on presently available information, the effect on the first quarter 2000 results of American Safety Insurance Group, Ltd. is expected to be a reduction both in net income of approximately $3.5 million and earnings per share of approximately $.59. American Safety's demand for rescission of the acquisitions will have no effect on American Safety's 1999 earnings. The sellers' misrepresentations as to the business affairs and financial condition of the acquired companies, and the under-reserving for claims, relate only to the operations of the acquired companies.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 28, 2000.

                                          American Safety Insurance Group, Ltd.


                                          By:_________________________________
                                                Lloyd A. Fox, President